EXHIBIT 10.27 - THE PEP BOYS ANNUAL INCENTIVE BONUS PLAN (AMENDED AND RESTATED AS OF   DECEMBER 9, 2003)

THE PEP BOYS - MANNY, MOE & JACK
ANNUAL INCENTIVE BONUS PLAN
(as amended and restated as of December 9, 2003)

          The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), established, effective January 29, 1989, an Annual Incentive Bonus Plan for the benefit of officers of the Company who were eligible to participate as provided therein.  On March 31, 1992, March 30, 1994, March 31, 1995 and March 31, 1998, the Board of Directors of the Company (the “Board”) amended the plan in numerous respects.  By action of the Board on December 9, 2003, the plan was further amended to read in its entirety as hereinafter set forth (the “Plan”).

          1.          Purpose.  The Plan is intended to increase the profitability of the Company by giving employees of the Company holding positions at the levels of officer or director (such employees being hereinafter collectively referred to as the “Eligible Employees”) a financial stake in the growth and profitability of the Company.  The Plan has the further objective of enhancing the Company’s compensation packages for Eligible Employees, thus enabling the Company to attract and retain officers and other key employees of the highest ability.  The Plan is intended to provide Eligible Employees with incentive opportunities that:  (a) provide compensation opportunities which are competitive with other companies of similar size and industry focus; (b) focus Eligible Employees’ attention on the accomplishment of specific Company goals; and (c) recognize different levels and types of individual contributions by providing a portion of the incentive payout for the achievement of individual objectives.  The Plan is intended to supplement, not replace, any other bonus paid by the Company to any of its Eligible Employees and is not intended to preclude the continuation of such arrangements or the adoption of additional bonus or incentive plans, programs or contracts.

          2.          Definitions.

                       (a)          “Applicable Performance Measures” shall mean the Company Performance Measures and/or the Individual Performance Measures upon which a Participant’s right to receive a Bonus is based.

                       (b)          “Award Period” shall mean a measuring period of one Fiscal Year.

                       (c)          “Bonus” shall mean a cash payment made by the Company to a Participant after an Award Period, based on performance against specific predetermined performance objectives for both the Company and the Participant, as calculated in accordance with the provisions of this Plan document.

                       (d)          “Bonus Level” shall mean the level at which a Participant shall participate in the Plan as set forth in Paragraph 4(b) hereof.

                       (e)          “CEO” shall mean the person elected to the office of Chief Executive Officer of the Company by the Board of Directors.

                       (f)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

                       (g)          “Compensation Committee” shall mean the Compensation Committee of the Board.  The Compensation Committee shall consist of two or more persons appointed by the Board, each of whom shall be an “outside director” as defined under Code section 162(m) and related Treasury regulations.

                       (h)          “Executive Officer” shall mean an executive officer (within the meaning of the Securities Exchange Act of 1934, as amended) who is among the top five most highly compensated employees of the Company at the beginning of any Award Period.

                       (i)          “Fiscal Year” shall mean the Fiscal Year of the Company which ends on the Saturday nearest January 31 in each year.

                       (j)          “Participant” shall have the meaning set forth in Paragraph 4 hereof.

                       (k)          “President” shall mean the person elected to the office of President, Chief Operating Officer or equivalent of the Company by the Board of Directors.

                       (l)          “Salary” shall mean the base salary of a Participant for a Fiscal Year.  For purposes of the foregoing, base salary shall include (i) amounts which the Participant elects to forego to provide benefits under a plan which satisfies the provisions of Section 401(k) or Section 125 of the Internal Revenue Code and (ii) amounts which the Participant elects to defer under a deferred compensation plan or program, other than an equity-based deferred compensation plan, adopted by the Company.  Base salary shall not include any amount attributable to any bonus paid or accrued (including any bonus deferred under a deferred compensation plan or program adopted by the Company), whether or not pursuant to a plan or program.

          3.          Administration, Amendment and Termination.

                       (a)          The Plan shall be administered by the Compensation Committee acting by a majority vote of its members.  The Compensation Committee shall have the power and authority to take all actions and make all determinations which it deems necessary or desirable to effectuate, administer or interpret the Plan.  The Company’s adoption and continuation of the Plan is voluntary.  The Compensation Committee shall have the power and authority to extend, amend, modify or terminate the Plan at any time; provided, however, that the Compensation Committee shall not have the power to amend or modify any provision of the Plan without stockholder approval in a manner that would affect the terms of the Plan applicable to Executive Officers, if stockholder approval would be required under Code section 162(m).  The Compensation Committee’s authority to extend, amend or modify the Plan shall include, without limitation, the right to change Award Periods, to determine the time or times of paying Bonuses, to establish and approve Company and individual performance goals and the relative weightings of the goals, and to establish such other measures as may be necessary to meet the objectives of the Plan.  In particular, but without limitation of the foregoing, the Compensation Committee shall have the power and authority to make any amendments or modifications to the Plan which may be necessary for the Plan to maintain compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended.  An action to terminate or to substantively amend or modify the Plan shall become effective immediately upon its adoption or on such date as specified by the Compensation Committee, but not with respect to any Fiscal Year prior to the Fiscal Year in which the Compensation Committee so acts.

                       (b)          All actions taken and all determinations made by the Compensation Committee in accordance with the power and authority conferred upon the Compensation Committee under Paragraph 3(a) above shall be final, binding and conclusive on all parties, including the Company and all Participants.

          4.          Participants.

                       (a)          Each Eligible Employee shall be entitled to participate in the Plan for each Fiscal Year or portion thereof in which such employee holds a position at the level of officer or director of the Company (the “Participants”, or individually, “Participant”), unless excluded from participation by the Compensation Committee or as provided by Paragraph 11 hereof.  With respect to an individual who becomes an Eligible Employee during an Award Period, such individual shall become a Participant, unless excluded from participation by the Compensation Committee or as provided in Paragraph 11 hereof, and shall be eligible to receive an amount equal to the amount which would have been paid if the Participant had been an Eligible Employee for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was an Eligible Employee of the Company and the denominator of which is the number of days in the Award Period.

                       (b)          Each Participant shall participate in the Plan and earn Bonuses at one of five Bonus Levels, as set forth below:

Bonus Level	Participant Group

Tier I	CEO
Tier II	President
Tier III	Executive Vice Presidents
Tier IV	Senior Vice Presidents
Tier V	Vice Presidents

With respect to any Participant who was employed at more than one of the Bonus Levels during an Award Period, the total Bonus amount for such Award Period for which such Participant shall be eligible shall be the sum of prorated Bonus payments corresponding to the applicable Bonus Levels.  Each such prorated Bonus payment shall equal the amount which would have been paid if the Participant had been an Eligible Employee at the applicable Bonus Level for the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed at such Bonus Level and the denominator of which is the number of days in the Award Period.

          5.          Company Performance Measures.

                       (a)          Under the Plan, for each Award Period the Compensation Committee will establish minimum, target and maximum performance goals for the Company using one or more of the following business criteria (the “Company Performance Measures”):  (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) sales or revenue targets; (6) return on assets, capital or investment; (7) cash flow: (8) market share; (9) cost reduction goals; (10) budget comparisons; (11) implementation or completion of  projects or processes strategic or critical to the Corporation’s business operations; (12) measures of customer satisfaction; and (13) any combination of, or a specified increase in, any of the foregoing.  Such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any parent or subsidiary.  In addition, the Compensation Committee will establish relative weightings for the respective Company Performance Measures being used.

                       (b)          To the extent applicable, the Compensation Committee, in determining whether and to what extent a Company Performance Measure has been achieved, shall use the information set forth in the Company’s audited financial statements.

          6.          Individual Performance Measures.  Under the Plan, for each Award Period the Company will establish individual or “small team” performance goals for each Participant (the “Individual Performance Measures”); provided, however, that Individual Performance Measures shall not apply to a Bonus designated as “qualified performance-based compensation” under Code section 162(m).

          7.          Establishment of Plan Components.

                       (a)          During the first ninety (90) days of each Award Period, the Compensation Committee, after consultation with the CEO, will establish and approve the following components of the Plan for the Award Period:  (i) the Participants; (ii) the minimum, target and maximum Company performance levels for each Company Performance Measure being used; (iii) the relative weightings of the respective Company Performance Measures being used; (iv) the target, minimum and maximum Bonus amounts (each expressed as a percentage of salary) at each Bonus Level; and (v) the percentages of the Bonus amounts at each of the Bonus Levels which are attributable to the Company’s performance and the individual Participant’s performance, respectively, during the Award Period.  The Compensation Committee shall set forth the decisions reached on each of the items in this Paragraph 7(a) in its minutes.

                       (b)          During the first ninety (90) days of each Award Period, the Company will prepare, and the Compensation Committee will review, approve and set forth in its minutes, the following information for the Award Period, as determined by the Compensation Committee:  (i) the Bonus Levels; (ii) the Participants in each Bonus Level (classified by title of position held); (iii) the target Bonus amount for each Bonus Level (expressed as a percentage of salary); (iv) the percentages of the Bonus amounts at each of the Bonus Levels which are attributable to the Company’s performance and the individual Participant’s performance, respectively, during the Award Period; (v) the Company Performance Measures for the current Award Period; (vi) the relative weightings of each such Company Performance Measure; and (vii) the minimum, target and maximum performance levels for each such Company Performance Measure.

          8.          Determination of Bonus.  Within sixty (60) days after the end of the Award Period, actual performance will be compared to the predetermined performance levels for both Company Performance Measures and Individual Performance Measures, and the resulting actual Bonus amounts for Participants will be reviewed by the CEO and submitted to the Compensation Committee for final approval.  Nothing in this Paragraph 8 shall be used to create any presumption that Bonuses under the Plan are the exclusive means of providing incentive compensation for Eligible Employees, it being expressly understood and agreed that the Compensation Committee has the authority to recommend to the Board of Directors payments to any of the Eligible Employees, in cash or otherwise, based on performance measures or otherwise, other than Bonuses under this Plan to Participants.

          9.          Special Rules for Executive Officers

                       (a)          The maximum Bonus payable to an Executive Officer for any Fiscal Year shall not exceed three million dollars ($3,000,000).

                       (b)          Notwithstanding anything to the contrary set forth in this Plan, the Compensation Committee shall establish the Applicable Performance Measures for Executive Officers no later than the earliest to occur of (i) the ninetieth (90th) day following the beginning of the Award Period or (ii) the date on which 25% of the Award Period has been completed, or (iii) such other date as may be required under applicable regulations under Code section 162(m).  Such Applicable Performance Measures shall be set forth in the minutes of the Compensation Committee.

                       (c)          Unless the Compensation Committee determines otherwise, any Bonus payable to an Executive Officer shall be based on Applicable Performance Measures that satisfy the requirements for “qualified performance-based compensation” under Code section 162(m), including the requirement that the achievement of the Applicable Performance Measures be substantially uncertain at the time they are established and that the Applicable Performance Measures be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the Applicable Performance Measures have been met.  To the extent that any Bonus is designated as “qualified performance-based compensation” under Code section 162(m), no such Bonus may be made as an alternative to any other award that is not designated as “qualified performance based compensation” but instead must be separate and apart from all other awards made.  To the extent a Bonus is designated as “qualified performance-based compensation,” the Compensation Committee is authorized to reduce such Bonus for any Award Period based upon its assessment of personal performance or other factors, but may not increase the Bonus that would otherwise be payable to the Participant.  In no event shall a reduction to one Participant’s Bonus result in an increase to a Bonus designated as “qualified performance based compensation” under Code section 162(m).

                       (d)          If a Bonus to which an Executive Officer may become entitled is designated as “qualified performance-based compensation” under Code section 162(m), the Compensation Committee shall certify in writing prior to payment of such Bonus that the Applicable Performance Measures were in fact achieved.  Any such certification by the Compensation Committee shall be set forth in its minutes.

          10.        Payment of Bonuses.   Bonuses shall be paid in cash or otherwise deferred by the Participant (as permitted by the Company) within ninety (90) days after the end of the Award Period to which such Bonus relates.

          10.        Termination of Employment.

                       (a)          If a Participant’s employment with the Company has terminated during an Award Period, for any reason whatsoever, with or without cause, then the Participant may not receive a Bonus for such Award Period, except as otherwise provided in Paragraph 11(b) below or in a separate written agreement between the Company and the Participant.

                       (b)          If during an Award Period, a Participant dies; becomes disabled; or retires on or after his Early Retirement Date (as defined in the Company’s defined benefit pension plan), such Participant (or the Participant’s designated beneficiary) shall be paid, within ninety (90) days after the end of the Award Period, an amount equal to the amount which would have been paid if the Participant had been employed by the Company throughout the entire Award Period, multiplied by a fraction, the numerator of which is the number of days during the Award Period that the Participant was employed by the Company and the denominator of which is the number of days in the Award Period.

          11.        Assignment and Alienation of Benefits.

                       (a)          To the maximum extent permitted by law, a Participant’s right or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

                       (b)          If any Participant becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber, or charge any rights to a benefit hereunder, then such right or benefit, in the discretion of the Compensation Committee, may be terminated.  In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant, his or her spouse, children or dependents, or any of them, in such manner and portion as the Compensation Committee may deem proper.

       12.          Miscellaneous.

                       (a)          The establishment of this Plan shall not be construed as granting any Participant the right to remain in the employ of the Company, nor shall this Plan be construed as limiting the right of the Company to discharge a Participant from employment at any time for any reason whatsoever, with or without cause.

                       (b)          The Company may withhold from any amounts payable under the Plan such Federal, state or local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                       (c)          Notwithstanding any provision of the Plan to the contrary, Bonuses to Executive Officers, if made, will be made contingent upon, and subject to, stockholder approval of the Plan at the 2004 Annual Stockholders’ Meeting.

                       (d)          It is the intent of the Company that the Plan and any Bonuses made under the Plan to Executive Officers comply with the applicable provisions of Code section 162(m).  To the extent that any legal requirement of Code section 162(m) as set forth in the Plan ceases to be required under Code section 162(m), that Plan provision shall cease to apply.

                       (e)          The paragraph headings in this Plan are for convenience only; they form no part of the Plan and shall not affect its interpretation.

                       (f)          This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

As adopted by the Board on	THE PEP BOYS - MANNY, MOE & JACK
December 9, 2003.

	By:	/s/ Lawrence N. Stevenson

Chief Executive Officer